Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement of Integra Bank Corporation on Form S-3 of our report, dated March 4, 2009, on the consolidated financial statements of Integra Bank Corporation and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Integra Bank Corporation for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Louisville, Kentucky
May 28, 2009